FOR IMMEDIATE RELEASE:

PRESS RELEASE

TAYLOR DEVICES ANNOUNCES FORTHCOMING RETIREMENTS OF DOUGLAS P. TAYLOR, PRESIDENT AND DIRECTOR AND RICHARD G. HILL, EXECUTIVE VICE PRESIDENT AND DIRECTOR AND THE APPOINTMENT OF ALAN R. KLEMBCZYK, TO PRESIDENT

NORTH TONAWANDA, NY, MARCH 22, 2018 – Taylor Devices, Inc. (NASDAQ SmallCap: “TAYD”) announced today that Douglas P. Taylor will retire as President and Richard G. Hill will retire as Executive Vice President effective May 31, 2018, as planned. The company also announced the appointment of Alan R. Klembczyk to President beginning June 1, 2018.

Mr. Taylor has been the company’s president since 1991. He joined Taylor Devices, Inc. in 1971. Mr. Taylor previously was President of Tayco Developments, Inc., an affiliate of Taylor Devices, Inc., where he had been employed since 1966, and was appointed President in 1991. He is widely published within the shock and vibration community. Mr. Taylor has authored more than 75 technical publications on diverse topics ranging from automotive crash safety to ship and spacecraft survivability. He is inventor or co-inventor of 36 patents in the fields of energy management, hydraulics, and shock isolation.

Mr. Taylor’s accomplishments in the field of engineering have been widely recognized. He was awarded the Franklin and Jefferson Medal for his commercialization of defense technology developed under the U.S. Government’s Small Business Innovation Research program in 1998. In 2006, Mr. Taylor was awarded the Dean’s Award for Engineering Achievement by the School of Engineering and Applied Sciences at the State University of New York at Buffalo. He was named Structural Engineer of the Year (2006) by the Engineering Journal, “The Structural Design of Tall and Special Buildings.” The American Society of Civil Engineers (ASCE) in 2015, awarded Doug the Moisseiff Award for contributions to the science and art of structural design. Also, in 2015, Mr. Taylor was inducted into the Space Technology Hall of Fame by NASA and the Space Foundation.

Doug is a founding member of the International Association on Structural Control and Monitoring, a life member of the Association for Iron and Steel Technology and has served on the ASCE committees for Seismic Performance of Bridges and Blast Protection of Buildings.

Richard G. Hill, currently Executive Vice President of the Company, has been with Taylor Devices since 1978 and was appointed Vice President of Taylor Devices, Inc. in 1991. In April of 1991, Mr. Hill was appointed to the Board of Directors of Taylor Devices, Inc. He has held key project management positions with the Company on major aerospace and defense contracts.

Mr. Hill has served on the Founding Board of Directors of the Center for Competitiveness of the Niagara Region and the Advisory Board to The Center for Industrial Effectiveness. Mr. Hill served as Chairman for the Manufacturers Council of the Buffalo Niagara Partnership and served on the State University of New York at Buffalo’s UB Business Alliance Advisory Board, as well as holding the seat of Secretary.

Alan R. Klembczyk has spent the last 30 years employed at Taylor Devices, spending most of his career managing the engineering department along with designing and developing shock and vibration mitigating products for a diverse customer base. His roles have included serving as Design Engineer, Assistant Chief Engineer, Chief Engineer and currently, Vice President of Sales & Engineering.

Alan has published several papers describing unique applications for structural dampers, tuned mass dampers, vibration isolators, shock absorbers and isolators. He holds US Patents for some of these components. For several years he has served on the Technical Advisory Group for the Shock and Vibration Information & Analysis Center and the Shock and Vibration Exchange.

Taylor’s website can be visited at: www.taylordevices.com ; with company newsletters at www.taylordevices.com/press-releases.html . Additional information can also be found at www.seismicdamper.com ..

Taylor Devices, Inc.

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